Exhibit 99.1

MEDIA RELEASE

Rocket Lab Welcomes Dr. Edward Frank to Board of Directors

Long Beach, California. 6 September 2022 – Rocket Lab USA, Inc (Nasdaq: RKLB) (“Rocket Lab” or “the Company”) a leading launch and space systems company, today announced that Dr. Edward Frank has been elected to the Company’s Board of Directors.

Dr. Frank joins Rocket Lab’s board following more than 35 years of leadership in innovative technology companies, including serving at Apple, Inc. from 2009 until 2013 as Vice President, Macintosh Hardware Systems Engineering. Dr. Frank also served as Corporate Vice President, Research and Development, of Broadcom Corp, a leading developer of integrated circuits for broadband communication. Dr. Frank was the founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999. Presently, Dr. Frank is Executive Chair of Gradient Technologies, a company delivering next-generation secure identity overlay solutions based on its proprietary cyber-security mesh. Dr. Frank is a named inventor on over 50 patents.

“Ed is a fantastic addition to the Rocket Lab Board, bringing decades of deep tech experience to our team. A well-respected and strategic business leader, Ed has built companies and successfully shepherded them through rapid growth and delivered long term success,” said Rocket Lab founder and CEO, Peter Beck. “We look forward to working together and leveraging Ed’s insights as we continue to strengthen our position as a market-leader in end-to-end space solutions.”

In addition to Rocket Lab, Dr. Frank serves on the Boards of Directors of Analog Devices Inc. (Nasdaq: ADI), Marvell Technology Inc. (Nasdaq: MRVL), and SiTime Corp. (Nasdaq: SITM), as well as being a board member and advisor to several private companies. Dr. Frank holds BSEE and MSEE degrees from Stanford University, and a Ph.D. in Computer Science from Carnegie Mellon University, where he was a Hertz Foundation Fellow, and where has been a member of its Board of Trustees since 2000. He was elected to the National Academy of Engineering for his contributions to the commercialization of WiFi, is a Fellow of the IEEE, and is a National Association of Corporation Directors Board Leadership Fellow.

ENDS

+ Rocket Lab Media Contact

Morgan Bailey

media@rocketlabusa.com

+ About Rocket Lab

Founded in 2006, Rocket Lab is an end-to-end space company with an established track record of mission success. We deliver reliable launch services, satellite manufacture, spacecraft components, and on-orbit management solutions that make it faster, easier and more affordable to access space.

rocketlabusa.com | media@rocketlabusa.com

MEDIA RELEASE

Headquartered in Long Beach, California, Rocket Lab designs and manufactures the Electron small orbital launch vehicle, the Photon satellite platform and the Company is developing the the large Neutron launch vehicle for constellation deployment. Since its first orbital launch in January 2018, Rocket Lab’s Electron launch vehicle has become the second most frequently launched U.S. rocket annually and has delivered 149 satellites to orbit for private and public sector organizations, enabling operations in national security, scientific research, space debris mitigation, Earth observation, climate monitoring, and communications. Rocket Lab’s Photon spacecraft platform has been selected to support NASA missions to the Moon and Mars, as well as the first private commercial mission to Venus. Rocket Lab has three launch pads at two launch sites, including two launch pads at a private orbital launch site located in New Zealand and a second launch site in Virginia, USA which is expected to become operational in 2022. To learn more, visit www.rocketlabusa.com.

rocketlabusa.com | media@rocketlabusa.com